                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
  THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               COMMISSION FILE NUMBER: 1-14672


                                  PETROFINA

            (Exact name of Registrant as Specified in Its Charter)

                            52 RUE DE L'INDUSTRIE
                           B-1040 BRUSSELS, BELGIUM
                               (32-2) 288 91 11
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ORDINARY VOTING SHARES
            AMERICAN DEPOSITARY SHARES EACH REPRESENTING ONE-TENTH
                         OF ONE ORDINARY VOTING SHARE
           (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)   [ ]    Rule 12h-3(b)(1)(ii) [ ]
                 Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(2)(i)  [X]
                 Rule 12g-4(a)(2)(i)   [X]    Rule 12h-3(b)(2)(ii) [ ]
                 Rule 12g-4(a)(2)(ii)  [ ]    Rule 15d-6           [ ]
                 Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date: 6.

           Pursuant to the requirements of the Securities Exchange Act of 1934, PetroFina has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                  PETROFINA


                                                  By:   /s/ Francois Cornelis
                                                        ---------------------
                                                  Name:     Francois Cornelis
                                                  Title:    Vice Chairman and
                                                            Managing Director
Date:          June 29, 2001